North America Structured Investments

J.P.Morgan

18m SPX/RTY Contingent Buffered Digital Notes

The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.

Summary of Terms

Issuer: JPMorgan Chase Financial Company LLC

Guarantor: JPMorgan Chase & Co.

Minimum Denomination: $1,000

Indices: S&P 500® Index and Russell 2000® Index

Pricing Date: October 23, 2020

Observation Date: April 25, 2022

Maturity Date: April 28, 2022

Contingent Digital Return: At least 13.50%*

Contingent Buffer Amount: 20.00%

Payment At Maturity: If the Final Value of each Index is greater than or equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Contingent Digital Return)

If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + $1,000 x (Lesser Performing Index Return)

If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, you will lose more than 20.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

CUSIP: 48132PLF9

Preliminary Pricing Supplement: https://sp.jpmorgan.com/document/cusip/48132PLF9/doctype/Product_Termsheet/document.pdf

For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.

Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

* The actual Contingent Digital Return will be provided in the pricing supplement and will not be less than 13.50%.

** Reflects Contingent Digital Return equal to the minimum Contingent Digital Return set forth herein, for illustrative purposes.

The "total return" as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.

The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

Hypothetical Total Returns**


Note Performance
Lesser Performing Index Performance
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
Payment at Maturity
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
Lesser Performing Index Return

Final Value of Lesser Performing Index	Lesser Performing Index Return	Total Return on the Notes
165.00	65.00%	13.50%
150.00	50.00%	13.50%
130.00	30.00%	13.50%
120.00	20.00%	13.50%
110.00	10.00%	13.50%
105.00	5.00%	13.50%
100.00	0.00%	13.50%
95.00	-5.00%	13.50%
90.00	-10.00%	13.50%
80.00	-20.00%	13.50%
79.99	-20.01%	-20.01%
70.00	-30.00%	-30.00%
60.00	-40.00%	-40.00%
50.00	-50.00%	-50.00%
40.00	-60.00%	-60.00%
20.00	-80.00%	-80.00%
0.00	-100.00%	-100.00%

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.
Summary of Terms
Issuer:
JPMorgan Chase Financial Company LLC
Guarantor:
JPMorgan Chase & Co.
Minimum Denomination:
Denomination:$1,000
Indices:
S&P 500 ® Index and Russell 2000 ® Index
Pricing Date:
October 23, 2020
Observation Date:
April 25, 2022
Maturity Date:
April 28, 2022
Contingent Digital Return:
At least 13.50%*
Contingent Buffer Amount:
20.00%
Payment At Maturity:
If the Final Value of each Index is greater than or equal to its Initial Value or is less than its Initial
Value by up to the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows
$1,000 + ($1,000
×Contingent Digital Return)
If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer
Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + $1,000 x (Lesser Performing Index Return)
If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer
Amount, you will lose more than 20.00 % of your principal amount at maturity and could lose all of your principal amount at maturity.
CUSIP:
48132PLF9
Preliminary Pricing
Supplement:
https://sp.jpmorgan.com/document/cusip/48132PLF9/doctype/Product_Termsheet/document.pdf
For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes
, p lease see the hyperlink above.
Any
payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes
* The actual Contingent
Digital Return will be provided in the pricing supplement and will not be less than 13.50%.
** Reflects Contingent Digital Return equal to the minimum Contingent Digital Return set forth herein, for illustrative purpo ses
The
“total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity pe r
$1,000 principal amount note to $
The
hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.
J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Final Value of
Lesser Performing
Index
Lesser Performing
Index Return
Total Return on
the Notes
165.00
65.00%
13.50%
150.00
50.00%
13.50%
130.00
30.00
13.50%
120.00
20.00%
13.50%
110.00
10.00%
13.50%
105.00
5.00%
13.50%
100.00
0.00%
13.50%
95.00
-
5.00% 13.50%
90.00
-
10.00% 13.50%
80.00
-
20.00% 13.50%
79.99
-
20.01% -
20.01%
70.00
-
30.00% -
30.00%
60.00
-
40.00% -
40.00%
50.00
-
50.00% -
50.00%
40.00
-
60.00% -
60.00%
20.00
-
80.00% -
80.00%
0.00
-
100.00% -
100.00%
18m SPX/RTY Contingent Buffered Digital Notes
North America Structured Investments
Hypothetical Total Returns**